Exhibit 99.7

NOTICE TO PARTICIPANTS

Pfizer Savings Plan

Wyeth Union Savings Plan

Pfizer Savings Plan for Employees Resident in Puerto Rico

Searle Puerto Rico Savings Plan 1165(e)

In Connection With

the Offer to Exchange

Shares of Class A Common Stock

of Zoetis Inc.

Which are Owned by Pfizer Inc.

for Shares of Common Stock

of Pfizer Inc.

IMMEDIATE ATTENTION

May 22, 2013

Re: Exchange Offer for Shares of Zoetis Inc. Owned by Pfizer Inc.

Dear Pfizer Savings Plan Participant:

Our records reflect that, as a participant in the Pfizer Savings Plan, Wyeth Union Savings Plan, the Pfizer Savings Plan for Employees Resident in Puerto Rico, or Searle Puerto Rico Savings Plan 1165(e) (the “Pfizer Savings Plans” or “Plans” and with respect to the specific plan(s) in which you participate, the “Plan”) a portion of your individual account is invested in a Pfizer common stock fund(s) within the Plan(s) (the “Stock Fund”).

Pfizer Inc., a Delaware corporation (the “Company”) has initiated an offer to exchange (the “exchange offer”) shares of Class A common stock, par value $0.01 per share (“Zoetis common stock”), of Zoetis Inc. (“Zoetis”) held by the Company in exchange for shares of common stock of the Company, par value $0.05 per share (“Pfizer common stock”), that are validly tendered and are not validly withdrawn, upon the terms and subject to the conditions set forth herein and in the Prospectus (as defined below).

Enclosed are materials related to the exchange offer and an Exchange Offer Instruction Form for your immediate attention. As described below, you have the right to instruct The Northern Trust Company as directed trustee of the Pfizer Savings Plan and Wyeth Union Savings Plan (the “US Plans”), and Banco Popular as directed trustee of the Pfizer Savings Plan for Employees Resident in Puerto Rico and Searle Puerto Rico Savings Plan 1165(e) (the “PR Plans”) (together the “Trustees” and with respect to the specific trust which acts as a funding medium for the Plan(s) in which you participate, the “Trustee”), to exchange Stock Fund units attributable to your investment in the Stock Funds under the Plan(s). There will be no fee to you for instructing the Trustee to exchange your Stock Fund units held in the Plans.

To understand the exchange offer fully and for a more complete description of the terms and conditions of the exchange offer, you should carefully read the following materials about the exchange offer that are enclosed with this notice:

1.	Prospectus, dated May 22 , 2013 (the “Prospectus”), including information about Pfizer Inc. that is incorporated by reference into the Prospectus;

2.	Exchange Offer Instruction Form;

3.	Exchange Offer Withdrawal Form (to withdraw or cancel a previously submitted Exchange Offer Instruction Form); and

4.	Pfizer Savings Plan Exchange Offer Guide including:

a.	Overview of the exchange offer

b.	Frequently asked questions

c.	Available resources

d.	Special note for Zoetis Colleagues

e.	“Freeze Period” notice

f.	Zoetis Stock Fund description

In order to participate in the exchange offer, you need to complete the enclosed Exchange Offer Instruction Form and return it to Computershare Trust Company, N.A. (the “Tabulator”) via the Tabulator’s fax at 1-866-263-8381 so that it is RECEIVED by 5:00 p.m., New York City time, on June 13, 2013, unless the exchange offer is extended. If the exchange offer is extended, and if administratively feasible, the deadline for receipt of your direction may also be extended.

Under the terms of the trusts (the “Trusts”), which serve as the funding mediums for the US Plans and PR Plans, you may instruct the Trustee as to how to exchange the shares of Pfizer common stock allocated to your individual participant accounts under the Plans. The Trustee holds shares of Pfizer common stock allocated to your individual participant accounts under the Plans in various Stock Funds under the Trusts. Units of the Stock Funds are allocated to individual participants’ accounts in accordance with the terms of the Plans. These Stock Funds units will be converted into an equivalent number of shares of Pfizer common stock and then rounded up or down to the closest number of whole shares. Enclosed with this letter is an Exchange Offer Instruction Form which you must use to instruct the Trustee as to whether to tender the shares of Pfizer common stock allocated to your individual participant accounts under the Plans.

The Trusts provide that the Trustee shall not tender those shares of Pfizer common stock for which timely tender instructions are received if the Trustee determines that to do so would be inconsistent with its duties under applicable laws.

The remainder of this packet summarizes the exchange offer, your rights under the Plans and the procedures for directing the Trustee regarding the exchange offer. You should also read carefully the Prospectus in its entirety and the other documents to which it refers as well as all of the documents that are contained in the Pfizer Savings Plan Exchange Offer Guide.

BACKGROUND

The Company has decided to pursue the exchange offer to separate the Zoetis animal health business from its biopharmaceutical business in a tax-efficient manner, thereby enhancing stockholder value and better positioning the Company to focus on its core biopharmaceutical business.

The exchange offer is subject to various conditions, including that (i) at least 160,394,000 shares of Zoetis common stock will be distributed in exchange for shares of Pfizer common stock, (ii) the Company receives an opinion of counsel to the effect that the exchange offer will qualify for non-recognition of gain and loss under Section 355 of the Internal Revenue Code of 1986, as amended, and (iii) the private letter ruling from the Internal Revenue Service regarding the exchange offer, among other things, continues to be effective and valid. All conditions to the completion of the exchange offer must be satisfied or, where permissible, waived by Pfizer before the expiration of the exchange offer. Pfizer may waive any or all of the conditions to the exchange offer, subject to limited exceptions.

The exchange offer applies to all outstanding shares of Pfizer common stock, including the Stock Fund units held by the Trustees of the eligible Stock Funds in the Pfizer Savings Plans. As of May 10, 2013, the Plans held approximately 45.2 million shares of Pfizer common stock in the Stock Funds (the “Stock Fund Shares”). Only the Trustee, as directed trustee of the Plan can exchange Stock Fund units in the exchange offer. Nonetheless, as a participant under the Plan, you have the right to direct the Trustee to exchange some or all of the Stock Fund units attributable to your individual participant account in the Plan. The Trustee will exchange Stock Fund units attributable to individual participant accounts solely in accordance with participant instructions, and the Trustee will not exchange Stock Fund units attributable to individual participant accounts for which it does not receive timely and complete instructions.

THE TRUSTEE, THE COMPANY, ZOETIS AND EACH OF THE DEALER MANAGERS FOR THE EXCHANGE OFFER MAKE NO RECOMMENDATION REGARDING THE EXCHANGE OFFER. THE DECISION TO ELECT TO EXCHANGE STOCK FUND UNITS ALLOCABLE TO AN INDIVIDUAL PARTICIPANT ACCOUNT UNDER THE PLAN(S) LIES SOLEY WITH THE PARTICIPANT.

CONFIDENTIALITY

To assure the confidentiality of your decision, the Tabulator will collect participant instructions and forward the information to the Trustees. Neither the Tabulator nor the Trustees and its affiliates and agents will make the results of your individual instruction available to Pfizer or Zoetis.

PROCEDURE FOR DIRECTING TRUSTEE

Limitations on Following Your Direction

The enclosed Exchange Offer Instruction Form allows you to specify the percentage of Pfizer common stock attributable to your Plan account that you wish to tender. However, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) prohibits the sale by the Trustees of Pfizer common stock for less than “adequate consideration.” The Trustees shall not follow participant directions to tender Pfizer common stock pursuant to the exchange offer if doing so would be inconsistent with ERISA’s requirements.

Exchange Offer Instruction Form

If you decide to participate in the exchange offer, you must complete and return the enclosed Exchange Offer Instruction Form to the Tabulator. For purposes of determining the number of shares of Pfizer common stock attributable to participant accounts to be exchanged in the exchange offer, the Trustee will apply your instructions to the number of Stock Fund units attributable to your individual participant account as of close of business of the NYSE (normally 4:00 p.m., New York City time) on June 14, 2013, unless such date is extended. Please refer to the enclosed Pfizer Savings Plan Exchange Offer Guide for instructions on how to determine the equivalent number of Pfizer common stock based on your balance in Stock Fund units.

If you do not properly complete and return the Exchange Offer Instruction Form by 5:00 p.m., New York City time, on June 13, 2013, subject to any extensions of the deadline, shares of Pfizer common stock attributable to your individual participant account will be considered uninstructed and will not be exchanged pursuant to the exchange offer.

To properly complete your Exchange Offer Instruction Form, you must do the following:

(1)	On the face of the Exchange Offer Instruction Form, check Box 1 or 2. CHECK ONLY ONE BOX:

•	CHECK BOX 1 if you want to EXCHANGE ALL of the Stock Fund units allocable to your individual account under the Plan in accordance with the terms of the exchange offer.

•

CHECK BOX 2 if you want to EXCHANGE A PORTION of the Stock Fund units allocable to your individual account under the Plan. Specify the percentage (in a whole number percentage) of Stock Fund units allocable to your individual account that you want to exchange in accordance with the terms of the exchange offer. THE PERCENTAGE YOU ELECT TO EXCHANGE WILL BE APPLIED PROPORTIONALLY TO ALL STOCK FUNDS WITHIN THE PLAN.

(2)	Date and sign the Exchange Offer Instruction Form in the space provided.

(3)	Fax the Exchange Offer Instruction Form to the Tabulator at 1-866-263-8381 so that it is RECEIVED by the Tabulator not later than 5:00 p.m., New York City time, on June 13, 2013, unless the exchange offer is extended. If the exchange offer is extended, the deadline for receipt of your Exchange Offer Instruction Form may also be extended, if administratively feasible.

If you have a balance in more than one Pfizer Savings Plan, you will receive a separate packet for each Plan and you must complete a separate Exchange Offer Instruction Form. Please refer to the enclosed Pfizer Savings Plan Exchange Offer Guide for more details.

New Instructions and Exchange Offer Withdrawal Form

Your Exchange Offer Instruction Form will be deemed irrevocable unless validly withdrawn by 7:00 p.m., New York City time, on June 19, 2013. As described in the Prospectus, the Company has the right to extend the exchange offer. If the exchange offer is extended, the deadline for receipt of your Exchange Offer Withdrawal Form may also be extended if administratively feasible. Any extensions of the expiration date for the exchange offer will be publicly announced by the Company. In the event of an announced extension, you may call the hrSource Center for more information at 1-866-4 SOURCE (1-866-476-8723) and select prompt 2 for the Savings Plan. hrSource Retirement and Savings Representatives are available Monday through Friday from 8:30 a.m. through midnight New York City time, to obtain information on any new Plan participant deadlines.

To submit new instructions complete the Exchange Offer Instruction Form as described above. Upon receipt of a new, completed, signed and dated Exchange Offer Instruction Form, your previous instructions will be deemed cancelled. Please note that the last properly completed Exchange Offer Instruction Form timely received from a participant will be followed.

As discussed above, you will only have until June 13, 2013 at 5:00 p.m., New York City time, to submit an election to exchange the Stock Fund units allocable to your individual participant account in the Plan. You will have the ability to completely withdraw such election until 7:00 p.m., New York City time, on June 19, 2013, unless extended as discussed above. the date of the expiration of the exchange offer. Please note however, that due to the timing of the transaction and potential influential market factors, Pfizer cannot adequately anticipate the volume of requests to withdraw tender elections. As such, the Trustee will make its best efforts to process and comply with any and all such withdrawal requests validly submitted in accordance with the procedures outlined in this letter, but it is possible that a withdrawal request may not be able to be processed and honored, in which case the related election to exchange will remain in effect if and when the exchange offer closes.

In order to make an effective withdrawal or cancelation of your instructions, you must submit an Exchange Offer Withdrawal Form, which is included in this packet or is also available at www.zoetisexchange.com, via fax to the tabulator at 1-617-360-6810.

Additional Procedural Information

After the deadline for providing instructions to the Tabulator, the Tabulator will complete the tabulation of all instructions and forward the information to the Trustee and the Trustee will exchange the appropriate number of shares of Pfizer common stock on behalf of the Plans subject to the determination that the exchange offer provides adequate consideration for Pfizer common stock. Any Stock Fund units attributable to your account that are not exchanged in the exchange offer will remain allocated to your individual participant account under the Plan. Please note that the Odd Lot provisions of the exchange offer described in the Prospectus are not applicable to Plan participants.

INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT RECEIVE ANY PORTION OF THE EXCHANGE OFFER PROCEEDS DIRECTLY. ALL PROCEEDS WILL BE CREDITED TO INDIVIDUAL PARTICIPANTS’ ACCOUNTS AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLANS.

EFFECT OF OFFER ON YOUR ACCOUNT

If you direct the Trustee to exchange your Pfizer Stock Fund units, your Pfizer Stock Funds will be subject to a freeze period in which certain transactions will be restricted for a period of time. It is extremely important that you carefully review the enclosed Exchange Offer Guide so you are aware of these restrictions and the applicable dates.

SHARES OUTSIDE THE PLAN

If you hold shares of Pfizer common stock directly, you will receive, under separate cover, exchange offer materials which can be used to tender such shares. Those exchange offer materials may not be used to direct the Trustee to exchange the Stock Fund units attributable to your individual account under the Plans. The instructions to exchange or not exchange shares of Pfizer common stock attributable to your individual participant account under the Plans may only be made in accordance with the procedures in this letter on the Exchange Offer Instruction Form. Similarly, the enclosed Exchange Offer Instruction Form may not be used to tender non-Plan shares of Pfizer common stock.

FURTHER INFORMATION

As a reminder, if you have a Stock Fund balance in more than one Pfizer-sponsored US Plans or PR Plans, you will receive packets for each Plan and must complete each form separately to exchange such Stock Fund units.

For more details, please refer to the enclosed Exchange Offer Guide which covers in detail the impact to the Plan(s) in which you participate.

If you require additional information concerning the procedure to exchange shares of Pfizer common stock attributable to your individual participant account under the Plan, please contact the hrSource Center at 1-866-4 SOURCE (1-866-476-8723) and select prompt 2 for the Savings Plan. hrSource Retirement and Savings Representatives are available Monday through Friday from 8:30 a.m. through midnight, New York City time.

If you require additional information concerning the terms and conditions of the exchange offer, please call Georgeson Inc., the Information Agent for the exchange offer, directly at 1-866-628-6024 (in the United States) and +1-781-575-3340 (internationally).